Exhibit 99

FOR IMMEDIATE RELEASE

September 20, 2023

General Mills Reports Fiscal 2024 First-quarter Results

•	Net sales of $4.9 billion increased 4 percent; organic net sales also grew 4 percent

•	Operating profit of $930 million was down 14 percent; adjusted operating profit of $899 million increased 2 percent in constant currency

•	Diluted earnings per share (EPS) of $1.14 was down 16 percent; adjusted diluted EPS of $1.09 was down 1 percent in constant currency

•	Company reaffirms full-year fiscal 2024 outlook

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (September 20, 2023) – General Mills, Inc. (NYSE: GIS) today reported results for the first quarter ended August 27, 2023.

“We delivered growth on the top and bottom lines in the first quarter amid an evolving external environment characterized by moderating inflation, stabilizing supply chains, and a resilient but increasingly cautious consumer,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Looking ahead, we will remain focused on executing our Accelerate strategy and driving strong growth for our brands. With confidence in our plans and our ability to adapt to continued change in the consumer landscape, we are reaffirming our guidance for fiscal 2024.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

First Quarter Results Summary

•

Net sales increased 4 percent to $4.9 billion, with favorable net price realization and mix partially offset by lower pound volume. Organic net sales also increased 4 percent, driven by positive organic net price realization and mix, partially offset by lower organic pound volume.

•

Gross margin was up 540 basis points to 36.1 percent of net sales, driven by favorable mark-to-market effects and favorable net price realization and mix, partially offset by higher input costs. Adjusted gross margin was up 50 basis points to 35.4 percent of net sales, driven primarily by favorable net price realization and mix, partially offset by higher input costs.

•

Operating profit of $930 million was down 14 percent, driven by net gains on divestitures in the prior year and higher selling, general, and administrative (SG&A) expenses, partially offset by higher gross profit dollars. Operating profit margin of 19.0 percent was down 400 basis points. Adjusted operating profit of $899 million increased 2 percent in constant currency, driven by higher adjusted gross profit dollars, partially offset by higher adjusted SG&A expenses, including a double-digit increase in media investment. Adjusted operating profit margin was down 40 basis points to 18.3 percent.

•

Net earnings attributable to General Mills of $674 million were down 18 percent and diluted EPS was down 16 percent to $1.14, driven primarily by lower operating profit and higher net interest expense, partially offset by lower net shares outstanding. Adjusted diluted EPS of $1.09 was down 1 percent in constant currency, driven primarily by higher net interest expense and a higher adjusted effective tax rate, partially offset by higher adjusted operating profit and lower net shares outstanding.

Notes on Comparability

The following transactions impacted the comparability of financial results between fiscal 2023 and fiscal 2024: the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023 and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023. In addition, results in the first quarter of fiscal 2023 included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2024 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(5) pts	8 pts	—	3%
Pet	(5) pts	5 pts	—	Flat
North America Foodservice	7 pts	1 pts	—	8%
International	(5) pts	13 pts	1 pt	10%

Total	(2) pts	6 pts	—	4%

Components of Fiscal 2024 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(4) pts	8 pts	4%	—	(1) pt	3%
Pet	(5) pts	5 pts	Flat	—	—	Flat
North America Foodservice	4 pts	—	4%	—	4 pts	8%
International	(5) pts	13 pts	9%	1 pt	—	10%

Total	(2) pts	7 pts	4%	—	—	4%

Fiscal 2024 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	3%	3%
Pet	(10)%	(10)%
North America Foodservice	10%	10%
International	44%	52%

Total	3%	3%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment increased 3 percent to $3.1 billion, driven by favorable net price realization and mix, partially offset by lower pound volume, including a 1-point headwind from divestitures. Organic net sales increased 4 percent. Net sales performance outpaced Nielsen-measured retail sales growth due to faster growth in non-measured channels and a modest rebuild of retailer inventory. Net sales were up high-single digits for the U.S. Snacks operating unit, up low-single digits for U.S. Morning Foods, and roughly flat for Canada. Net sales for U.S. Meals & Baking Solutions down low-single digits due to the impact of the Helper and Suddenly Salad divestiture. Segment operating profit of $798 million was up 3 percent as reported and in constant currency, driven primarily by favorable net price realization and mix, partially offset by higher input costs, lower volume, and higher SG&A expenses, including a double-digit increase in media investment.

Pet Segment

First-quarter net sales for the Pet segment of $580 million essentially matched year-ago levels, driven by favorable net price realization and mix, offset by lower pound volume. Organic net sales were also flat to last year. Net sales were up mid-single digits for dry pet food, roughly flat for wet pet food, and were down double digits for pet treats. Segment operating profit of $111 million was down 10 percent, driven primarily by higher input costs, lower volume, and higher SG&A expenses, partially offset by favorable net price realization and mix.

North America Foodservice Segment

First-quarter net sales for the North America Foodservice segment increased 8 percent to $536 million, including a 4-point benefit from the TNT Crust acquisition. Organic net sales were up 4 percent despite a 6-point headwind from market index pricing on bakery flour. Segment operating profit increased 10 percent to $59 million, driven primarily by favorable net price realization and mix, partially offset by higher input costs.

International Segment

First-quarter net sales for the International segment increased 10 percent to $716 million, driven by favorable net price realization and mix and a 1-point benefit from foreign currency exchange, partially offset by lower pound volume. Organic net sales were up 9 percent, led by double-digit growth in distributor markets and Europe & Australia. Segment operating profit of $50 million was up 44 percent as reported and up 52 percent in constant currency from year-ago results that included the impact of the ice cream recall, driven by favorable net price realization and mix, partially offset by higher input costs.

Joint Venture Summary

First-quarter constant-currency net sales increased 8 percent for Cereal Partners Worldwide (CPW), driven by favorable net price realization and mix, partially offset by lower pound volume. Constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 4 percent, driven by favorable net price realization and mix and strong contributions from innovation. Combined after-tax earnings from joint ventures increased 19 percent to $24 million, driven primarily by favorable net price realization and mix for CPW and HDJ and discrete tax items at CPW, partially offset by higher input costs for CPW and HDJ.

Other Income Statement Items

First-quarter unallocated corporate items totaled $87 million net expense in fiscal 2024 compared to $333 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $119 million net expense this year compared to $107 million net expense last year.

First-quarter results in fiscal 2024 did not include any divestiture activity while year-ago results included a net $431 million pre-tax gain on divestitures (please see Note 2 below for more information on this item). Benefit plan non-service income totaled $17 million in the first quarter compared to $22 million a year ago, driven primarily by an increase in interest costs, partially offset by lower amortization of losses.

Net interest expense totaled $117 million in the first quarter compared to $88 million a year ago, primarily driven by higher interest rates and higher average long-term debt levels. The effective tax rate in the quarter was 20.9 percent compared to 21.2 percent last year (please see Note 6 below for more information on our effective tax rate). The first-quarter adjusted effective tax rate was 21.1 percent compared to 19.7 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2023 and unfavorable earnings mix by jurisdiction in fiscal 2024.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $378 million in the first quarter compared to $389 million in the prior year. Capital investments totaled $142 million compared to $91 million a year ago. Dividends paid increased 7 percent to $348 million. General Mills repurchased approximately 6.4 million shares of common stock in the first quarter for a total of $500 million compared to $501 million in share repurchases a year ago. Average diluted shares outstanding in the quarter decreased 2 percent to 591 million.

Fiscal 2024 Outlook

General Mills expects the largest factors impacting its performance in fiscal 2024 will be the economic health of consumers, the moderating rate of input cost inflation, and the increasing stability of the supply chain environment. The company expects to drive organic net sales growth in fiscal 2024 through strong marketing, innovation, in-store support, and net price realization generated through its Strategic Revenue Management (SRM) capability, most of which will be carried over from SRM actions taken in fiscal 2023. For the full year, input cost inflation is expected to be approximately 5 percent of total cost of goods sold, driven primarily by labor inflation that impacts sourcing, manufacturing, and logistics costs. The company expects to generate Holistic Margin Management (HMM) cost savings of roughly 4 percent of cost of goods sold, compared to 3 percent achieved in fiscal 2023.

Based on the above assumptions, the company reaffirmed its full-year fiscal 2024 financial targets²:

•	Organic net sales are expected to increase 3 to 4 percent.

•	Adjusted operating profit and adjusted diluted EPS are each expected to increase 4 to 6 percent in constant currency.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately one half of one percent, and foreign currency exchange is expected to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, September 20, 2023, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2024 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 27,	Aug. 28,
	2023	2022	% Change
Net sales	$4,904.7	$4,717.6	4%
Cost of sales	3,134.2	3,269.9	(4)%
Selling, general, and administrative expenses	839.3	791.4	6%
Divestitures gain, net	—	(430.9)	NM
Restructuring, impairment, and other exit costs	1.2	1.6	(25)%

Operating profit	930.0	1,085.6	(14)%
Benefit plan non-service income	(17.0)	(21.7)	(22)%
Interest, net	117.0	87.7	33%

Earnings before income taxes and after-tax earnings from joint ventures	830.0	1,019.6	(19)%
Income taxes	173.2	216.1	(20)%
After-tax earnings from joint ventures	23.5	19.8	19%

Net earnings, including earnings attributable to noncontrolling interests	680.3	823.3	(17)%
Net earnings attributable to noncontrolling interests	6.8	3.3	106%

Net earnings attributable to General Mills	$673.5	$820.0	(18)%

Earnings per share – basic	$1.15	$1.37	(16)%

Earnings per share – diluted	$1.14	$1.35	(16)%

	Quarter Ended
	Aug. 27,	Aug. 28,	Basis Pt
	2023	2022	Change
Comparisons as a % of net sales:
Gross margin	36.1%	30.7%	540
Selling, general, and administrative expenses	17.1%	16.8%	30
Operating profit	19.0%	23.0%	(400)
Net earnings attributable to General Mills	13.7%	17.4%	(370)

	Quarter Ended
	Aug. 27,	Aug. 28,	Basis Pt
	2023	2022	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.4%	34.9%	50
Adjusted operating profit	18.3%	18.7%	(40)
Adjusted net earnings attributable to General Mills	13.2%	14.2%	(100)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 27, 2023	Aug. 28, 2022	% Change
Net sales:
North America Retail	$3,073.0	$2,988.8	3%
International	715.8	652.5	10%
Pet	579.9	579.9	—%
North America Foodservice	536.0	496.4	8%

Total	$4,904.7	$4,717.6	4%

Operating profit:
North America Retail	$798.2	$777.8	3%
International	50.0	34.8	44%
Pet	111.2	123.1	(10)%
North America Foodservice	59.1	53.6	10%

Total segment operating profit	$1,018.5	$989.3	3%

Unallocated corporate items	87.3	333.0	(74)%
Divestitures gain, net	—	(430.9)	NM
Restructuring, impairment, and other exit costs	1.2	1.6	(25)%

Operating profit	$930.0	$1,085.6	(14)%

	Quarter Ended
	Aug. 27, 2023	Aug. 28, 2022	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	26.0%	26.0%	—
International	7.0%	5.3%	170
Pet	19.2%	21.2%	(200)
North America Foodservice	11.0%	10.8%	20

Total segment operating profit	20.8%	21.0%	(20)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 27, 2023	Aug. 28, 2022	May 28, 2023
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$490.9	$594.4	$585.5
Receivables	1,791.1	1,730.4	1,683.2
Inventories	2,228.8	2,089.9	2,172.0
Prepaid expenses and other current assets	596.2	719.3	735.7

Total current assets	5,107.0	5,134.0	5,176.4
Land, buildings, and equipment	3,585.2	3,358.6	3,636.2
Goodwill	14,522.0	14,454.6	14,511.2
Other intangible assets	6,965.7	6,979.4	6,967.6
Other assets	1,139.8	1,180.6	1,160.3

Total assets	$31,319.7	$31,107.2	$31,451.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,705.8	$3,786.3	$4,194.2
Current portion of long-term debt	1,174.6	2,095.4	1,709.1
Notes payable	584.3	991.9	31.7
Other current liabilities	1,603.1	1,721.9	1,600.7

Total current liabilities	7,067.8	8,595.5	7,535.7
Long-term debt	10,523.5	8,474.6	9,965.1
Deferred income taxes	2,085.0	2,262.4	2,110.9
Other liabilities	1,128.0	949.1	1,140.0

Total liabilities	20,804.3	20,281.6	20,751.7

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,185.7	1,146.1	1,222.4
Retained earnings	20,163.6	19,027.6	19,838.6
Common stock in treasury, at cost, shares of 173.4, 160.3, and 168.0	(8,874.3)	(7,676.0)	(8,410.0)
Accumulated other comprehensive loss	(2,288.1)	(1,998.4)	(2,276.9)

Total stockholders’ equity	10,262.4	10,574.8	10,449.6
Noncontrolling interests	253.0	250.8	250.4

Total equity	10,515.4	10,825.6	10,700.0

Total liabilities and equity	$31,319.7	$31,107.2	$31,451.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 27, 2023	Aug. 28, 2022
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$680.3	$823.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	137.2	134.3
After-tax earnings from joint ventures	(23.5)	(19.8)
Distributions of earnings from joint ventures	15.8	15.5
Stock-based compensation	35.3	33.5
Deferred income taxes	(14.5)	9.2
Pension and other postretirement benefit plan contributions	(7.4)	(5.3)
Pension and other postretirement benefit plan costs	(5.3)	(6.7)
Divestitures gain, net	—	(430.9)
Restructuring, impairment, and other exit costs	2.4	(15.7)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(457.4)	(209.7)
Other, net	15.2	61.1

Net cash provided by operating activities	378.1	388.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(141.7)	(90.9)
Acquisition, net of cash acquired	—	(252.1)
Proceeds from divestitures, net of cash divested	—	610.7
Other, net	6.2	(1.9)

Net cash (used) provided by investing activities	(135.5)	265.8

Cash Flows - Financing Activities
Change in notes payable	551.8	188.0
Proceeds from common stock issued on exercised options	4.5	65.5
Purchases of common stock for treasury	(500.5)	(500.8)
Dividends paid	(348.5)	(325.0)
Distributions to noncontrolling interest holders	(4.3)	(1.9)
Other, net	(37.2)	(34.9)

Net cash used by financing activities	(334.2)	(609.1)

Effect of exchange rate changes on cash and cash equivalents	(3.0)	(20.5)

(Decrease) Increase in cash and cash equivalents	(94.6)	25.0
Cash and cash equivalents - beginning of year	585.5	569.4

Cash and cash equivalents - end of period	$490.9	$594.4

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(104.4)	$(91.1)
Inventories	(54.3)	(243.3)
Prepaid expenses and other current assets	140.9	79.5
Accounts payable	(443.8)	(130.4)
Other current liabilities	4.2	175.6

Changes in current assets and liabilities	$(457.4)	$(209.7)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

(3)

During the first quarter of fiscal 2024, we did not undertake any new restructuring actions. We recorded $10 million of restructuring charges in the first quarter of fiscal 2024 and $2 million of restructuring charges in the first quarter of fiscal 2023 for previously announced restructuring actions. We expect these actions to be completed by the end of fiscal 2025.

Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended
In Millions	Aug. 27, 2023	Aug. 28, 2022
Cost of sales	$8.6	$0.7
Restructuring, impairment, and other exit costs	1.2	1.6

Total restructuring charges	$9.8	$2.3

Project-related costs classified in cost of sales	$0.8	$—

(4)

Unallocated corporate expenses totaled $87 million in the first quarter of fiscal 2024, compared to $333 million in the same period in fiscal 2023. In the first quarter of fiscal 2024, we recorded a $45 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $175 million net increase in expense in the same period last year. We recorded $3 million of net losses related to valuation adjustments on certain corporate investments in the first quarter of fiscal 2024, compared to $26 million of net losses related to valuation adjustments and the loss on sale of certain corporate investments in the first quarter of fiscal 2023. In the first quarter of fiscal 2023, we recorded a $22 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. We recorded $9 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the first quarter of fiscal 2024, compared to $1 million of restructuring charges in cost of sales in the same period last year. In addition, we recorded $2 million of integration costs primarily related to our acquisition of TNT Crust in the first quarter of fiscal 2023.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 27, 2023	Aug. 28, 2022
Net earnings attributable to General Mills	$673.5	$820.0
Average number of common shares - basic EPS	586.3	600.2
Incremental share effect from: (a)
Stock options	2.8	3.3
Restricted stock units and performance share units	2.3	2.5

Average number of common shares - diluted EPS	591.4	606.0

Earnings per share – basic	$1.15	$1.37
Earnings per share – diluted	$1.14	$1.35

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the first quarter of fiscal 2024 was 20.9 percent compared to 21.2 percent for the first quarter of fiscal 2023. The 0.3 percentage point decrease was primarily due to certain unfavorable tax components related to divestitures in the first quarter of fiscal 2023, partially offset by certain nonrecurring discrete tax benefits in the first quarter of fiscal 2023 and unfavorable earnings mix by jurisdiction in the first quarter of fiscal 2024. Our effective tax rate excluding certain items affecting comparability was 21.1 percent in the first quarter of fiscal 2024, compared to 19.7 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 1.4 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in the first quarter of fiscal 2023 and unfavorable earnings mix by jurisdiction in the first quarter of fiscal 2024.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2024 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2024. The unavailable information could have a significant impact on our fiscal 2024 GAAP financial results.

For fiscal 2024, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures to reduce net sales growth by one half of one percent and restructuring charges to total approximately $15 million to $20 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Restructuring charges

Restructuring charges and project-related costs for previously announced restructuring actions recorded in fiscal 2024. Restructuring charges for previously announced restructuring actions recorded in fiscal 2023. Please see Note 3.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Please see Note 4.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. Please see Note 2.

Product recall

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products. Please see Note 4.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

Transaction costs

Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 27, 2023	Aug. 28, 2022	Change
Operating profit as reported	$930.0	$1,085.6	(14)%
Mark-to-market effects	(44.9)	174.7
Restructuring charges	9.8	2.3
Investment activity, net	2.9	26.3
Project-related costs	0.8	—
Acquisition integration costs	0.2	1.5
Product recall	0.2	21.5
Divestitures gain, net	—	(430.9)
Transaction costs	—	0.2

Adjusted operating profit	$899.0	$881.2	2%

Foreign currency exchange impact			Flat

Adjusted operating profit growth, on a constant-currency basis			2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended
Per Share Data	Aug. 27, 2023	Aug. 28, 2022	Change
Diluted earnings per share, as reported	$1.14	$1.35	(16)%
Mark-to-market effects	(0.06)	0.22
Restructuring charges	0.01	—
Investment activity, net	—	0.04
Product recall	—	0.03
Divestitures gain, net	—	(0.54)

Adjusted diluted earnings per share	$1.09	$1.11	(2)%

Foreign currency exchange impact			(1	)pt

Adjusted diluted earnings per share growth, on a constant-currency basis			(1)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 27, 2023		Aug. 28, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,770.5	36.1%	$1,447.7	30.7%
Mark-to-market effects	(44.9)	(0.9)%	174.7	3.7%
Restructuring charges	8.6	0.2%	0.7	—%
Project-related costs	0.8	—%	—	—%
Product recall	—	—%	21.1	0.4%

Adjusted gross margin	$1,734.9	35.4%	$1,644.1	34.9%

Operating profit as reported	$930.0	19.0%	$1,085.6	23.0%
Mark-to-market effects	(44.9)	(0.9)%	174.7	3.7%
Restructuring charges	9.8	0.2%	2.3	—%
Investment activity, net	2.9	0.1%	26.3	0.6%
Project-related costs	0.8	—%	—	—%
Acquisition integration costs	0.2	—%	1.5	—%
Product recall	0.2	—%	21.5	0.5%
Divestitures gain, net	—	—%	(430.9)	(9.1)%
Transaction costs	—	—%	0.2	—%

Adjusted operating profit	$899.0	18.3%	$881.2	18.7%

Net earnings attributable to General Mills as reported	$673.5	13.7%	$820.0	17.4%
Mark-to-market effects, net of tax (b)	(34.6)	(0.7)%	134.5	2.9%
Restructuring charges, net of tax (b)	5.1	0.1%	1.7	—%
Investment activity, net, net of tax (b)	1.9	—%	25.8	0.5%
Project-related costs, net of tax (b)	0.5	—%	—	—%
CPW restructuring charges	0.3	—%	0.1	—%
Acquisition integration costs, net of tax (b)	0.1	—%	1.2	—%
Product recall, net of tax (b)	0.1	—%	16.5	0.3%
Divestitures gain, net, net of tax (b)	—	—%	(329.0)	(7.0)%
Transaction costs, net of tax (b)	—	—%	0.2	—%

Adjusted net earnings attributable to General Mills	$647.0	13.2%	$671.1	14.2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 27, 2023
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	3%	Flat		3%
International	44%	(8	)pts	52%
Pet	(10)%	Flat		(10)%
North America Foodservice	10%	Flat		10%

Total segment operating profit	3%	Flat		3%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 27, 2023		Aug. 28, 2022
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$830.0	$173.2	$1,019.6	$216.1
Mark-to-market effects	(44.9)	(10.3)	174.7	40.2
Restructuring charges	9.8	4.7	2.3	0.6
Investment activity, net	2.9	1.0	26.3	0.5
Project-related costs	0.8	0.3	—	—
Acquisition integration costs	0.2	0.1	1.5	0.3
Product recall	0.2	0.1	21.5	4.9
Divestitures gain, net	—	—	(430.9)	(101.9)
Transaction costs	—	—	0.2	—

As adjusted	$799.1	$169.0	$815.2	$160.8

Effective tax rate:
As reported		20.9%		21.2%
As adjusted		21.1%		19.7%

Sum of adjustment to income taxes		$(4.3)		$(55.3)

Average number of common shares - diluted EPS		591.4		606.0

Impact of income tax adjustments on adjusted diluted EPS		$0.01		$0.09

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.